                                                                    EXHIBIT 12.1


                       FIRST INDUSTRIAL REALTY TRUST, INC.
        COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED
                                STOCK DIVIDENDS
                             (DOLLARS IN THOUSANDS)

                                                             Year ended December 31,
                                                   ------------------------------------------
                                                        2001          2000          1999
                                                   ------------   ------------   ------------

Income from Operations Before Income
Allocated to Minority Interest ................     $ 85,041        $104,963        $112,560

Plus:  Interest Expense and Amortization of
Deferred Financing Costs ......................       84,389          85,675          81,231
                                                    --------        --------        --------

Earnings Before Income Allocated to Minority
Interest and Fixed Charges ....................     $169,430        $190,638        $193,791
                                                    ========        ========        ========

Fixed Charges and Preferred Stock Dividends....     $124,340        $123,722        $119,643
                                                    ========        ========        ========

Ratio of Earnings to Fixed Charges and
Preferred Stock Dividends (a) .................        1.36x           1.54x           1.62x
                                                    ========        ========        ========

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(a)      For purposes of computing the ratios of earnings to fixed charges and preferred stock dividends, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income from operations before income allocated to minority interest. Fixed charges consist of interest costs, whether expensed or capitalized, and amortization of deferred financing charges.